EXHIBIT 3.1


                                STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

o        FIRST: That at a meeting of the Board of Directors of _________________
                    Capco America Securitization Corporation
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         resolutions were duly adopted setting forth a proposed amendment of the
         Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate of incorporation of this corporation be amended by changing the Article thereof numbered " I " so that, as amended, said Article shall be and read as follows:
         "THE NAME OF THE CORPORATION IS NOMURA ASSET ACCEPTANCE CORPORATION (THE "CORPORATION")." "

o SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

o THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

o FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

                                                BY:
                                                   -----------------------------
                                                NAME:   Matthew Bromberg
                                                TITLE:  Secretary




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                            CERTIFICATE OF AMENDMENT
                                     OF THE
                            APPLICATION OF AUTHORITY
                                       OF
                       NOMURA ASSET SECURITIES CORPORATION

                  The undersigned, BARRY M. FUNT of Nomura Asset Securities Corporation, an authorized foreign corporation existing under and by virtue of the laws of the State of Delaware, hereby certifies and sets forth:

                  FIRST: The name of the foreign corporation as it appears on the index of names of existing domestic and authorized foreign corporations in the Department of State, Division of Corporations, is:

                      NOMURA ASSET SECURITIES CORPORATION.

                  SECOND: The jurisdiction of its incorporation is Delaware.

                  THIRD: The corporation was authorized to do business in the State of New York on the sixteenth day of December, 1993.

                  FOURTH: The Application for Authority to do business in the State of New York is hereby amended as follows:

                  The name of the foreign corporation as it appears on the index of names of existing domestic and authorized foreign corporations in the Department os State, Division of Corporation, shall be:

                   CAPCO AMERICA SECURITIZATION CORPORATION.

                  FIFTH: The change of name of this corporation has been effected under the laws of the jurisdiction of incorporation on the 10th day of August, 1998.

                  IN WITNESS WHEREOF, this Certificate of Amendment of the Application for Authority for the above named corporation has been subscribed this 10th day of August, 1988, by the undersigned who affirms that the statements made herein are true under penalties of perjury.

                                        NOMURA ASSET SECURITIES CORPORATION

                                        By:
                                           -------------------------------------
                                        Name:    Barry M. Funt
                                        Title:   Secretary



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                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       NOMURA ASSET SECURITIES CORPORATION

                  NOMURA ASSET SECURITIES CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), does hereby certify as follows:

                  FIRST, that resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, filed in the Office of the Secretary of State of Delaware on June 8, 1992, declaring said amendment to be advisable and that the written consent of the sole stockholder of the Corporation should be sought with respect thereto. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that Section VII of the Certificate of Incorporation of the Corporation be amended by adding the following clauses
                  (c), (d), (e), (f) and (g) at the end thereof:

                  (c) So long as any Certificate remains outstanding, the
                  Corporation:

                           (1) will (A) maintain and prepare financial reports, financial statements, books and records and bank accounts separate from those of its affiliates and any other person or entity and (B) will not permit any affiliate or any other person or entity independent access to its bank accounts;

                           (2) will not commingle the funds and other assets of the Corporation with those of any affiliate, any guarantor of any of the obligations of the Corporation (each, a "Guarantor"), or any affiliate of any Guarantor, or any other person or entity;

                           (3) shall conduct its own business and hold all of its assets in its own name;

                           (4) shall remain solvent and pay its debts and liabilities (including employment and overhead expenses) from its assets as the same shall become due;

                           (5) shall do all things necessary to observe corporate and other organizational formalities and preserve its existence as a single- purpose, bankruptcy-remote entity in accordance with the standards of the statistical rating organizations providing ratings on any



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                                    Certificates, as such standards are in
                                    affect on the date of issuance of such
                                    Certificates;

                           (6)      shall enter into transactions with
                                    affiliates only if each such transaction is commercially reasonable and on substantially similar terms as a transaction that would be entered into on an arm's length basis with a person or entity other than an affiliate of the Corporation;

                           (7) shall compensate each of its consultants and agents from its own funds for services provided to it;

                           (8) shall not guarantee, become obligated for, or hold itself or its credit out to be responsible for, or available to satisfy, the debts or obligations of any other person or entity or the decisions or actions respecting the daily business or affairs of any other person or entity;

                           (9) shall not (A) acquire obligations or securities of any affiliate or any of the stockholders of the Corporation or (B) buy or hold any evidence of indebtedness issued by any other person or entity, other than cash, investment-grade securities,
                                    Receivables and notes evidencing the
                                    indebtedness of a borrower under the related
                                    Mortgage Loan;

                           (10) will allocate fairly and reasonably and pay from its own funds the cost of (A) any overhead expenses (including the cost of any office space) shared with any affiliate of the Corporation and (B) any services (such as asset management, legal and accounting) that are provided jointly to the Corporation and one or more of its affiliates;

                           (11)     will maintain and utilize separate
                                    stationery and invoices bearing its own name and allocate separate office space (which may be a separately identified area in office space shared with one or more affiliates) and maintain a separate sign in the office directory of the building in which the Corporation maintains its principal place of business;

                           (12) shall not make any loans or advances to, or pledge its assets for the benefit of, any other person or entity, including, without limitation, any affiliate, Guarantor or any affiliate of any Guarantor;

                           (13) will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other person or entity;




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                           (14)     shall, in the event that any authorized
                                    officer knows of any misunderstanding
                                    regarding the separate identity of the
                                    Corporation, correct such misunderstanding;

                           (15) shall not identify itself or any of its affiliates as a division or part of any other person or entity;

                           (16) will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

                           (17) shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate, any Guarantor, or any affiliate of any Guarantor, or any other person or entity;

                           (18) shall not incur any indebtedness, other than indebtedness incurred in the ordinary course of the Corporation's business, or grant a security interest of any nature whatsoever in the Corporation's assets, other than pursuant to, or as set forth in, any documents relating to the issuance of any Certificates or Bonds; and

                           (19) shall not (A) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the properties or assets of the Corporation other than the transfer of Mortgage Loans or Receivables to a trust in connection with the issuance of Certificates or Bonds or in connection with a sale of Receivables, Mortgage Loans or other securities in the ordinary course of the Corporation's business, (B) merge or consolidate with or into any other business entity, (C) dissolve, wind up or liquidate or take any act or omission as a result of which the Corporation would be dissolved, wound up or liquidated, in whole or in part, (D) engage in any business activity not described in
                                    Article III hereof, or (E) amend, modify, terminate or waive the Certificate of Incorporation or bylaws of the Corporation unless, with respect to the foregoing clauses (A) through (E), the Corporation shall have received written confirmation from each of the statistical rating organizations providing ratings on any Certificates or Bonds on the date of issuance of such Certificates or Bonds (each, a "RATING AGENCY") that such action, in and of itself, will not cause such Rating Agency to qualify, downgrade or withdraw any of its then-current rating for any Certificate or Bond.

                  (d) The Board of Directors of the Corporation shall have at least one duly Independent Director. For the purposes hereof, the term "INDEPENDENT DIRECTOR" means a director of



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the Corporation who is not at the time of initial appointment and has not been at any time during the preceding five (5) years: (i) a stockholder, director, officer, employee or partner of the Corporation or any of its affiliates; (ii) a customer, supplier or other person who derives more than 10% of its purchases or revenues from its activities with the Corporation or any affiliate of the Corporation; (iii) a person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other person. As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

                  (e) A unanimous affirmative vote of all of the Directors of the Corporation, including the affirmative vote of an Independent Director, shall be necessary to approve the taking of any Bankruptcy Action. For the purposes hereof, "BANKRUPTCY ACTION" means:

                  (1) taking any action that might cause the Corporation to become insolvent;

                  (2) commencing any case, proceeding or other action on behalf of the Corporation under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors;

                  (3) instituting proceedings to have the Corporation adjudicated a bankrupt or insolvent;

                  (4) consenting to, or acquiescing in, the institution of bankruptcy or insolvency proceedings against the Corporation;

                  (5) filing a petition or consenting to a petition seeking reorganization, arrangement, adjustment, or other relief on behalf of the Corporation of its debts under federal or state law relating to bankruptcy;

                  (6) seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Corporation or a substantial portion of its properties or assets;

                  (7) making any assignment for the benefit of the Corporation's creditors; or

                  (8) taking any action in furtherance of any of the foregoing.

                  (f) The Board of Directors shall not cause or permit the Corporation to take any action which, under the terms of the Certificate of Incorporation, by-laws or any voting trust agreement with respect to any common stock, requires the unanimous written consent or affirmative vote of the Board of Directors of the Corporation unless at the time of such action there shall be at least one member who is an Independent Director.



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                  (g)      The Corporation shall not cause or permit the
transfer of any direct or indirect ownership interest in the Corporation such that the transferee owns more than a 49% interest in the Corporation, unless such transfer is conditioned upon the delivery of an acceptable non-consolidation opinion, concerning, as applicable, the Corporation, the transferee and/or their respective owners, to each trustee with respect to any Certificates or Bonds that are then outstanding and each Rating Agency providing ratings on any Certificates or Bonds that are then-outstanding.

                  SECOND, that, thereafter, pursuant to a resolution of its Board of Directors, the written consent of the sole stockholder of the Corporation to said amendment was obtained on the 12th day of December, 1996.

                  THIRD, that said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware,

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of its Certificate of Incorporation to be executed by its duly authorized officer this 12th day of December, 1996.


                                            NOMURA ASSET SECURITIES CORPORATION


                                            By:
                                               ---------------------------------
                                               Name:  Perry Gershon
                                               Title: Authorized Officer